MPM HOLDINGS INC.
Statement Regarding Computation of Ratios
(Amounts in millions of dollars)

	Year ended December 31,
	2015	2014	2013	2012	2011
Pre-tax (loss) income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities	(72)	1,658	(363)	(362)	(107)
Fixed Charges:
Interest expensed and capitalized	73	162	394	278	257
Interest element of lease costs	4	7	5	12	10
Total fixed charges	77	169	399	290	267
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities, plus fixed charges	5	1,827	36	(72)	160
Ratio of earnings to fixed charges	N/A	10.81	N/A	N/A	N/A

(1)	The interest element of lease costs has been calculated as 1/3 of the rental expense relating to operating leases as management believes this represents the interest portion hereof.

(2)	Our earnings were insufficient to cover fixed charges by $72, $363, $362, and $107 for the years ended December 31, 2015, 2013, 2012, and 2011, respectively.